Comprehensive Credit Facility Agreement of Maximum Amount (“Credit Facility Agreement”) Entered into by and between BAK International (Tianjin) Limited (“the Company”) and Tianjin Branch, Bank of Dalian (the “Creditor”) Dated October 27, 2010

Main articles:

Contract number: DLQ Jin201010270014;

Maximum amount of credit facilities to be provided: RMB 80 million;

Term: from October 27, 2010 to January 26, 2012;

Purpose of the loan is to provide working capital for the Company;

If any of the following occurs, the Creditor is entitled to demand adjustment of the maximum amount of credit facilities:

The Company provides unture materials;

The financial condition of the Company is in serious difficulty;

The Company does not carry out its obligations;

Occurrence of other instances which endangers or may endanger the safety of the loan provided by the Creditor;

Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, and cancel the credit unprovided.

Headlines of the articles omitted

  The procedure on using the comprehensive credit facility

  Guaranty

  The obligations of the Creditor

  The obligations of the Company

  Declaration and undertaking of the Company

  Increase to the maximum amount of credit facilities

  Amendment and termination of Contract

  Supplemental Agreement

  Disputation settlement Validity

  Validity